Exhibit 23

HANSEN, BARNETT & MAXWELL, P.C.

A Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

AND

BUSINESS CONSULTANTS

5 Triad Center, Suite 750

Salt Lake City, UT 84180-1128

Phone: (801) 532-2200

Fax: (801) 532-7944

www.hbmcpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

International Isotopes, Inc.

We consent to the use of our report dated March 22, 2008 with respect to the financial statements of International Isotopes, Inc. included in this annual report on Form 10-KSB filed on March 28, 2008 with the Securities Exchange Commission, and incorporated by reference in the Registration statements on Form S-8 (No. 333-121335 and No. 333-108776), and Form S-3 (No. 333-106215).

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
March 22, 2008